STIKEMAN ELLIOTT

                            Barristers & Solicitors

       5300 Commerce Court West, 199 Bay Street, Toronto, Canada M5L 1B9
            Tel: (416) 869-5500 Fax: (416) 947-0866 www.stikeman.com






July 26, 2002

CAE Inc.
Royal Bank Plaza, South Tower
Suite 3060
Toronto, Ontario
M5J 2J1  Canada

Re:      CAE Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Canadian counsel for CAE Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 814,750 Common Shares, no par value, in the capital of the Company (the "Shares") proposed to be issued pursuant to a Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission under the Securities Act relating to the CAE Inc. Employee Stock Option Plan (as amended and restated as of May 9, 2001) (the "Plan").

We have examined and are familiar with the Registration Statement. We have also examined and relied on such corporate records and documents of the Company and such matters of law as we have considered necessary or appropriate to enable us to give this opinion, including, without limitation to the foregoing, the minutes of the meeting of the board of directors of the Company held on May 6, 1998 and the annual and special meeting of shareholders of the Company held on June 17, 1998. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

The opinion expressed below is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein as the same are in force at the date hereof, and we do not express any opinion herein concerning the laws of any other jurisdiction.

Based upon the foregoing, it is our opinion that, upon the allotment of the Shares by the board of directors of the Company and due registration of the

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issue of such Shares in the register of shareholders of the Company and subject to receipt by the Company in full of the exercise price therefor, the Shares issuable upon exercise of stock options in accordance with the terms of the Plan
(i) have been duly authorised by the Company and (ii) when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Stikeman Elliott